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                                                                Exhibit 23.5


                       Consent of Independent Auditors


We consent to the reference to our firm under the caption "Experts" and the section entitled "Value Property Trust Summary and Selected Consolidated Financial Data" and "Value Property Trust Selected Consolidated Financial Data" and to the use of our report dated November 10, 1995, with respect to the consolidated financial statements of Value Property Trust for the year ended September 30, 1995, included in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-42277) and related Prospectus of Wellsford Real Properties, Inc. for the registration of 3,350,000 shares of its common stock and related Proxy Statement of Value Property Trust.


                                               Ernst & Young LLP
Philadelphia, Pennsylvania
January 9, 1998